Exhibit 11.1

SAFEWAY INC. AND SUBSIDIARIES

Computation of Earnings Per Share

(In millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended
	March 26, 2005	March 26, 2005	March 27, 2004	March 27, 2004
	Diluted	Basic	Diluted	Basic
Net income	$131.3	$131.3	$43.1	$43.1

Weighted average common shares outstanding	447.0	447.0	444.1	444.1

Common share equivalents	2.6		4.2

Weighted average shares outstanding	449.6		448.3

Earnings per share	$0.29	$0.29	$0.10	$0.10

Calculation of common share equivalents:

Options to purchase common shares	6.0		12.6
Common shares assumed purchased with potential proceeds	(3.4)		(8.4)

Common share equivalents	2.6		4.2

Calculation of common shares assumed purchased with potential proceeds:

Potential proceeds from exercise of options to purchase common shares	$63.1		$185.2
Common stock price used under the treasury stock method	$18.60		$22.13
Common shares assumed purchased with potential proceeds	3.4		8.4

Anti-dilutive shares totaling 21.6 million in 2005 and 24.7 million in 2004 have been excluded from diluted weighted average shares outstanding.